Newtek®
"The Small Business Authority®"
thesba.com

212 West 35th Street, 2nd Floor, New York, NY 10001
phone 212.356.9500

December 07, 2015

To My Fellow Shareholders:

On December 07, 2015, Newtek Business Services Corp. ("Newtek") disclosed its intent to initiate a share repurchase program in a press release. We are pleased to announce that our Board of Directors has approved this share repurchase plan. Under this plan, Newtek may repurchase up to 150,000 shares of its common stock.

Share repurchases may be purchased in open market transactions, including through block purchases, in accordance with regulatory requirements. Newtek anticipates that the manner, timing, and amount of any share purchases will be determined by our management based upon the evaluation of market conditions, stock price, and additional factors.

Newtek expects the repurchase program to be in place for six months, through June 3, 2016, or until the approved number of shares have been purchased. The repurchase program does not obligate Newtek to acquire any specific number of shares, if any, and may be extended, modified or discontinued at any time.

Newtek believes this repurchase plan underscores the confidence Newtek has in its investment portfolio and the long-term growth potential of the Company.

Newtek intends to fund the repurchases through its available liquidity. In addition, Newtek will continuously evaluate alternate and strategic uses of its capital depending on, among other things, the fair value of Newtek's common stock and the other available capital deployment opportunities.

We appreciate your investment in Newtek and continued support. If you have any questions, please feel free to contact Jayne Cavuoto, Director of Investor Relations at 212-273-8179, or jcavuoto@thesba.com.

Sincerely,

Barry Sloane
Founder, President, Chairman, and Chief Executive Officer